EXHIBIT 10D

                     SECOND ADDENDUM TO CONSULTING AGREEMENT
                               WITH STEVEN H. DONG

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                                 STEVEN H. DONG
                           CERTIFIED PUBLIC ACCOUNTANT
                           1048 IRVINE AVE., SUITE 306
                             NEWPORT BEACH, CA 92660
                     TEL: (714) 287-0194 FAX: (714) 645-7610

                                  July 1, 1996

Nona Morelli's II, Inc.
2 Park Plaza, Suite 470
Irvine, California  92614

         RE:       Second Addendum to and Renewal of Consulting Agreement

This letter will serve as a Second Addendum to the undersigned's Consulting Agreement dated July 1, 1995 (the "Consulting Agreement") with Nona Morelli's II, Inc., (the "Company"). Pursuant to the Consulting Agreement, this Addendum confirms the renewal of the Consulting Agreement and related Addendum, dated October 4, 1995, for the fiscal year ended June 30, 1997.

As soon as practicable following execution of this Addendum, the Company agrees to include in a Form S-8 Registration Statement at its expense a sufficient number of common shares of the Company in order to pay for professional services rendered.

The Company agrees that it will indemnify, defend and hold the Consultant harmless from and against all demands, claims, actions, prosecutions, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties, and attorney's fees and expenses, asserted against, resulting to, imposed upon or incurred by Consultant, directly or indirectly, resulting from any dispute, claim, suit, proceeding, or cause of action arising from or in any way connected to the providing of services to the Company under the Consulting Agreement and this Addendum to and Renewal of Consulting Agreement.

If the foregoing is agreeable, please indicate your approval by dating and signing below.

                                        Very truly yours,

                                        /s/  Steven H. Dong, CPA
                                        ---------------------------------------
                                             Steven H. Dong, CPA
                                             ("Consultant")

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED THIS 1st day of July, 1996.

NONA MORELLI'S II, INC.

By:  /s/  Fred G. Luke
     -----------------------------
Name:     Fred G. Luke
Title:    Chief Executive Officer